Exhibit 99.1

Summit Wireless Technologies Raises $1.8 Million

in a Registered Direct Offering

San Jose, Calif. October 17, 2019 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, announced it has closed a registered direct offering with certain institutional investors, of 2.5 million registered common shares priced at $0.70 per share.

The gross proceeds of the offering are approximately $1.8 million before underwriter’s fees and other estimated offering expenses. The company intends to use the net proceeds from the offering for working capital purposes.

Alexander Capital acted as sole underwriter for the transaction.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc.

Contact Information

Mary Magnani and Kirsten Chapman, LHA Investor Relations, +1 415-433-3777, summit@lhai.com